Throughout this agreement, where information has been replaced by an asterisk (*), that information has been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended. The omitted information has been filed separately with the Securities and Exchange Commission.

Exhibit 10.85

SUB-LICENSE AGREEMENT

BETWEEN VCJS LLC

AND PARLUX FRAGRANCES, INC.

THIS AGREEMENT (“Agreement”) is made as of June 21, 2007 (“Effective Date”) between VCJS LLC, a limited liability company organized and existing under the laws of the State of Connecticut, with its principal place of business at 600 West Putnam Ave., Greenwich CT 06830 (“VCJS”) and Parlux Fragrances, Inc., a corporation organized and existing under the laws of Delaware, with its principal place of business at 3725 S.W. 30th Avenue, Ft. Lauderdale, FL 33312 ("SUB-LICENSEE”).

RECITALS

A.

With You, Inc. (“WYI”) owns and/or controls all of the trademark and merchandising rights relating to Jessica Simpson’s commercial persona and image, including the trademarks associated with her and identified in Schedule A attached hereto as the “Licensed Trademarks.” Ms. Simpson is the owner of all of her rights of publicity in her name, likeness and image (together with the Licensed Trademarks, collectively, the “Licensed Property”).

B

As of July 28, 2005, VCJS acquired the master license for the right to exploit and commercialize the Licensed Property for certain merchandising categories, including the right to enter into sub-license agreements with third party sub-licensees (the “Master License”).

C.

SUB-LICENSEE desires to exploit the Licensed Property for the design, manufacture, sale, distribution and promotion of certain products bearing the Licensed Property as more specifically described in Schedule A attached hereto and collectively referred to as the “Sub-Licensed Products.”

D.

VCJS desires to grant to SUB-LICENSEE a sub-license under the Master License permitting SUB-LICENSEE to design, manufacture, sell, distribute, market, advertise and promote the Sub-Licensed Products subject to the terms and conditions contained in this Agreement.

Based upon the foregoing premises and in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and legal sufficiency of which the parties hereby acknowledge, the parties hereto agree as follows.

1.

GRANT

1.1.

Grant of Sub-License. Subject to the terms and conditions contained herein, VCJS hereby grants to SUB-LICENSEE an exclusive, non-transferable right to use the Licensed Property to design, manufacture, sell, distribute, market, advertise and promote the Sub-Licensed Products only within the territory described in Schedule A hereto (the “Territory”) and only within the distribution channels described in Schedule A (the “Distribution Channels”) for the Term of this Agreement (as defined in Section 10 and Schedule A).

1.2.

Limitations of Sub-License.

(a)

Reservation of Rights. All rights other than those expressly granted to SUB-LICENSEE herein are reserved to VCJS, WYI or Ms. Simpson, as applicable. SUB-LICENSEE shall not use the Licensed Property for any purpose other than as expressly permitted herein.

(b)

No Conflict with Third Party Rights; Subordination. SUB-LICENSEE shall have no right to (i) use the Licensed Property in any manner that conflicts with the rights of any third party, provided that such rights have been granted by VCJS, WYI or Ms. Simpson, as applicable, and that such rights do not conflict with any rights granted to Sub-Licensee hereunder; or (ii) sub-license or transfer the rights granted hereunder other than as set forth in Section 15.3. A violation or attempted violation of these provisions shall constitute a material breach of this Agreement, for which SUB-LICENSEE will have thirty (30) days to cure such breach. SUB-LICENSEE acknowledges that this Agreement is a sub-license, and, therefore, the terms of this Agreement are subordinate in all respects to the Master License.

(c)

Celebrity Licenses. SUB-LICENSEE represents and warrants that neither it nor any controlled affiliate is presently a licensee for any female United States entertainment celebrity other than the one(s) specified in Schedule A. SUB-LICENSEE agrees that during the first twelve (12) months after the Effective Date it will not launch any new product line associated with any other young female celebrity without VCJS’s prior written consent. Notwithstanding the foregoing, SUB-LICENSEE shall be permitted to acquire an already existing license for another young female celebrity as a result of a merger, acquisition or purchase. For purposes of this provision, the term “young” shall mean under thirty (30) years of age at the time that SUB-LICENSEE would enter into or acquire any such license.

1.3.

Failure to Exploit.

(a)

Sub-Licensed Products. Without limitation to any other rights or remedies of VCJS hereunder, failure by SUB-LICENSEE to meet either the Product Introduction Date (the date on which the first prototypes are presented to the department store customers for review prior to issuance of the first purchase order) or the First Sale Date (the date on which the first sale of Sub-Licensed Products that are not samples or prototypes is made to a customer of SUB-LICENSEE for the purposes of resale by such customer) for any Sub-Licensed Product, provided that such failure is not caused by events, acts or occurrences beyond the reasonable control of SUB-LICENSEE or by force majeure events (as defined in Section 15.8), shall constitute a material breach hereof, giving VCJS the right to terminate this Agreement if, with respect to the sale of Sub-Licensed Products in the United States, SUB-LICENSEE does not fully cure said breach by introducing and selling the Sub-Licensed product in commercially significant quantities by no later than November 1, 2008 and, with respect to countries other than the United States, no later than November 1, 2009.

(b)

Territory. Without limitation to any other rights or remedies of VCJS hereunder, VCJS shall also have the right to terminate this Agreement with respect to a country within the Territory for a Sub-Licensed Product if SUB-LICENSEE fails to commence sales in such country within the Territory in commercially significant quantities by the First Sale Date for such Sub-Licensed Product in such country, provided that such failure is not caused by events, acts or occurrences beyond the reasonable control of SUB-LICENSEE or by force majeure events (as defined in Section 15.8), and subject to SUB-LICENSEE’s right of first negotiation during the thirty (30) day period following VCJS’s written notice of its intention to market Sub-Licensed Products in such country to re-acquire such country for its Territory as set forth in paragraph 2 of Schedule A hereto or, if such right is not invoked by SUB-LICENSEE, then subject to SUB-LICENSEE’s right to exclusively manufacture and distribute to any sub-licensee appointed by VCJS to service such country. In the event that VCJS appoints such a sub-licensee in such country, VCJS acknowledges that such sub-licensee will be subject to anti-diversion restrictions preventing the re-

distribution of Sub-Licensed Products outside such country. SUB-LICENSEE will sell the Sub-Licensed Products to such sub-licensee appointed by VCJS in such country at a price that is the lower of (i) the lowest price previously charged by SUB-LICENSEE to its own distributor/sub-sub-licensee in such country, or (ii) suggested retail list price less 75%. Notwithstanding the foregoing, in the event of any such failure, SUB-LICENSEE shall have six (6) months following written notice thereof to cure such failure before VCJS shall be entitled to terminate this Agreement with respect to the country as to which such failure has occurred.

SUB-LICENSEE will provide six (6) months written notice to VCJS before entering into a country within the Territory to allow VCJS the opportunity to ensure that the Licensed Property is properly trademarked and protected in said Territory.

(c)

Distribution Channel. Without limitation to any other rights or remedies of VCJS hereunder, VCJS shall also have the right to immediately terminate this Agreement with respect to any Distribution Channel (defined as an identifiable segment of the population of customers for the Sub-Licensed Products, the two principal channels being the department and specialty store channel and the non-department and specialty store channel) for a Sub-Licensed Product if SUB-LICENSEE fails to commence sales in such Distribution Channel within the Territory in commercially significant quantities by the First Sale Date for such Sub-Licensed Product for such Distribution Channel or, having commenced such sales, fails to sell a Sub-Licensed Product in such Distribution Channel in commercially significant quantities for three (3) consecutive Royalty Periods following the First Sale Date applicable to such Distribution Channel, unless any such failure is caused by events, acts or occurrences beyond the reasonable control of SUB-LICENSEE-Licensee or by force majeure events (as defined in Section 15.8).

1.4

TRADEMARKS.

(a)

VCJS, at its own expense, shall register and maintain in the United States all of the Licensed Trademarks and, upon written request by SUB-LICENSEE, will register and maintain such Licensed Trademarks in any foreign country in which SUB-LICENSEE intends to sell the Sub-Licensed Products as soon as practicable following such request from SUB LICENSEE. SUB-LICENSEE shall cooperate with VCJS in such efforts and shall execute any documents required by VCJS, supply VCJS with any samples or other materials or take any actions necessary for VCJS to register and maintain the Licensed Trademarks in the United States and such foreign countries in the Territory in which SUB-LICENSOR intends to sell the Sub-Licensed Products. SUB-LICENSEE shall not, directly or indirectly, use, register or cause to be used or registered, any word, symbol, character or set of words, symbols or characters, trademark, tradename, service mark or copyright consisting of, related to, similar to and/or confusingly similar to any of the Licensed Trademarks or Licensed Property.  A schedule of trademarks and countries in which such trademarks are registered or pending registration is set forth on Schedule A hereto.

2.

CERTAIN OBLIGATIONS OF SUB-LICENSEE

2.1.

General. SUB-LICENSEE shall use its best efforts to promote, advertise, market, sell and distribute the Sub-Licensed Products in the Territory, including, without limitation, selling commercial quantities on a timely basis and maintaining a sales force sufficient to provide effective distribution of the Sub-Licensed Products throughout the entire Territory and in all Distribution Channels, subject to the timetables by Distribution Channel set forth in Schedule A. Without limitation to the foregoing, SUB-LICENSEE agrees to meet the Minimum Net Sales obligations set forth in Schedule A.

2.2.

Specific Obligations.

(a)

Customers. SUB-LICENSEE shall sell and distribute the Sub-Licensed Products only to approved customers (including distributors) in the Distribution Channels as identified in Schedule A.

Except for, during the Initial Launch Period as defined in paragraph 4 of ScheduleA, non-department store customers in foreign countries and duty free customers in foreign countries and at the United States borders, and after the Initial Launch Period non-department store customers in the United States, to the extent that such customers, if retailers, carry, or if wholesalers sell to retailers who carry, other celebrity prestige fragrance such as Paris Hilton, Sarah Jessica Parker, Britney Spears and/or Jennifer Lopez, any customer not appearing on Schedule A as of the date of this Agreement must be submitted for VCJS’s approval, which approval by VCJS will not be unreasonably withheld or delayed, using the Customer Approval Form (Exhibit A). SUB-LICENSEE’s sale to any unapproved customer will constitute a material breach of this Agreement, for which SUB-LICENSEE will have thirty (30) days to cure such breach. VCJS may, with reasonable cause and upon thirty (30) days prior written notice, withdraw approval of any customer at any time, whereupon SUB-LICENSEE shall cease all sales to such customer, except those sales that were already on open purchase orders at the time of receipt of such written notice. In the event that VCJS determines that a customer to whom SUB-LICENSEE has sold Licensed Products is unacceptable, VCJS, upon thirty (30) days prior written notice may disapprove such customer to the extent sales to such customer are causing material damage to the Licensed Property. If such customer carries other brands that are comparable in quality and prestige in quantities that are comparable to the quantities of Licensed Products that such customer carries, such customer shall not be deemed to be causing material damage to the Licensed Property unless such customer engages in conduct other than simply purchasing and selling the Licensed Property that causes material damage to the Licensed Property. Except as permitted by VCJS, SUB-LICENSEE shall not sell, distribute, market advertise or promote the Sub-Licensed Products to customers outside of the Distribution Channels. SUB-LICENSEE at all times will keep VCJS informed of where it maintains inventories of the Sub-Licensed Products.

(b)

Internet; Catalogue Sales. SUB-LICENSEE shall not, and shall not permit its distributors or customers to, advertise, promote or sell any Sub-Licensed Products on a direct basis, e.g., through catalogues or through the internet or any other electronic or computer-based system, without VCJS's prior written consent, which consent shall not be unreasonably withheld, except that website and catalogue sales by retail chain customers shall be permitted without prior consent from VCJS.

3.

APPROVAL OF PRODUCTS AND ANCILLARY MATERIALS

3.1.

Quality of the Sub-Licensed Products; Product Approval.

(a)

Designs. For each new product introduction, prior to the commencement of manufacture of the Sub-Licensed Products, SUB-LICENSEE shall submit, at its sole expense (including without limitation, all expenses relating to freight, applicable duties and similar costs), to VCJS for prior written approval, at such location or locations indicated by VCJS, concepts, scents, sketches, renderings or boards and bottle and packaging designs for all proposed Sub-Licensed Products (collectively, the “Designs”) using the Licensed Product Approval Form (Exhibit B). Within fourteen (14) calendar days after such presentation, VCJS shall provide written notice of design approval or disapproval. Failure by VCJS to give written approval or disapproval within such fourteen (14) day period shall be deemed disapproval by VCJS, in which event SUB-LICENSEE shall have the right to provide written notice to VCJS of its failure to communicate its approval or disapproval to SUB-LICENSEE. If VCJS, within three (3) business days following such written notice shall still fail to communicate its approval or disapproval, VCJS shall thereupon be deemed to have approved such Designs. If VCJS disapproves any Designs, it shall accompany its disapproval with a written explanation of the reasons for such disapproval. Notwithstanding the time periods set forth above, VCJS will endeavor to provide written approval or disapproval as soon as practicable during the time prior to the initial Product Introduction Date. VCJS’s approval shall not be unreasonably withheld.

(b)

Prototypes. Upon written approval of the Designs, and prior to the commencement of manufacture, presentation to the trade, sale or distribution of the Sub-Licensed Products, SUB-LICENSEE shall submit, at its sole expense (including without limitation, all expenses relating to freight, applicable duties and similar costs), to VCJS for prior written approval, at such location or locations indicated by VCJS, three (3) full set(s) of prototype samples one of the sample sets will be used for public relations or prototypes of the Sub-Licensed Products (the “Prototypes”) that SUB-LICENSEE intends to manufacture and distribute, created from the approved Designs using the Licensed Product Approval Form (Exhibit B). Within fourteen (14) calendar days after such presentation, VCJS shall provide written notice of approval or disapproval to SUB-LICENSEE. Failure by VCJS to give written approval within such fourteen (14) day period shall be deemed disapproval, in which event SUB-LICENSEE shall have the right to provide written notice to VCJS of its failure to communicate its approval or disapproval to SUB-LICENSEE. If VCJS, within three (3) business days following such written notice shall still fail to communicate its approval or disapproval, VCJS shall thereupon be deemed to have approved such Prototypes. VCJS’s approval shall not be unreasonably withheld.

(c)

Compliance. Once such Designs and Prototypes have been approved, the materials, standards, specifications, designs and processes used to manufacture the Sub-Licensed Products shall not depart from the approved Designs and Prototypes without the express written consent of VCJS. If Sub-Licensed Products (including any components or packaging) found in the marketplace are different from the Prototypes previously approved, VCJS shall give SUB-LICENSEE written notice of any such non compliance, which notice shall specify the details thereof. SUB-LICENSEE shall as soon as practicable following receipt of such notice suspend sales of all such non-compliant Sub-Licensed Products. Within thirty (30) calendar days after its receipt of such notice, SUB-LICENSEE shall correct any problem specified by VCJS. If such Sub-Licensed Product, as corrected by SUB-LICENSEE, is still not approved by VCJS (which approval shall not be unreasonably withheld), or if SUB-LICENSEE fails to correct any such problem, SUB-LICENSEE shall be deemed to be in material breach of this Agreement. VCJS may order SUB-LICENSEE to recall any non-compliant Sub-Licensed Products at SUB-LICENSEE’s sole expense. If SUB-LICENSEE fails to promptly recall such non-compliant Sub-Licensed Products, VCJS may purchase such Sub-Licensed Products at SUB-LICENSEE's expense, and SUB-LICENSEE will be deemed to have materially breached this Agreement. SUB-LICENSEE will immediately pay VCJS all reasonable costs incurred in connection with VCJS's purchase of such non-compliant Sub-Licensed Products.

(d)

Production Samples. Within seven (7) calendar days after each style is first manufactured as a finished Sub-Licensed Product, SUB-LICENSEE shall submit at its sole expense (including without limitation, all expenses relating to freight, applicable duties and similar costs) to each of VCJS and WYI, at such location or locations indicated by them, two (2) complete set(s) of production samples of each Sub-Licensed Product that SUB-LICENSEE is manufacturing and intending to sell or distribute and two (2) complete sets of all Ancillary Material (defined below) associated therewith. The production samples of each Sub-Licensed Product shall be from the initial production run of Sub-Licensed Products and dispatched to VCJS by express courier. At least once during each season (for each Sub-Licensed Product), VCJS may require that SUB-LICENSEE submit to VCJS and to WYI (each) one (1) set of production samples of each Sub-Licensed Product, at no cost to VCJS or to WYI.

3.2

Approval of Ancillary Materials. Notwithstanding the submission requirement set forth in Section 3.1 above, SUB-LICENSEE shall not produce, use or disseminate any advertising or packaging or other business materials bearing the logo, signature or likeness of Ms. Simpson, including, without limitation, invoices, business cards, labels, advertising, promotions, packaging, shopping bags, press releases and announcements to the trade or media regarding Ms. Simpson’s involvement with the Sub-Licensed Products, etc. “Ancillary Material”) that has not been previously approved in writing by VCJS. Any submission not approved in writing by VCJS within fourteen (14) calendar days shall be deemed disapproved, in which event SUB-LICENSEE shall have the right to provide written notice to VCJS of its failure to communicate its approval or disapproval to SUB-LICENSEE. If VCJS, within three (3) business days following such written notice, shall still fail to communicate its approval or disapproval,

VCJS shall thereupon be deemed to have approved such Ancillary Materials. VCJS’s approval shall not be unreasonably withheld. No Ancillary Material shall include or otherwise refer to SUB-LICENSEE’s name except as required by law. Ancillary Materials shall not include ordinary business documentation such as stationary, business cards, invoices, labels and other day to day transactional documentation unless any such materials bear the logo, signature or likeness of Ms. Simpson.

3.3

Ancillary Material: Special Requirement for Media Advertising. Ancillary Materials bearing the Licensed Property consisting of media advertising such as packaging, point of sale posters, etc. shall be submitted for approval using the Licensed Property Use Approval Form (Exhibit C). Ancillary Materials bearing the Licensed Property consisting of media advertising such as magazine insertions, advertorials, billboards, press releases, trade advertising, etc. shall be submitted using the Advertising Approval Form (Exhibit D). The right of approval shall also encompass creative execution and media placement to the extent that such placement is reasonably likely to cause material damage to the Licensed Property. SUB-LICENSEE further agrees that it shall maintain the high standards and consistency of the Licensed Trademarks and the Sub-Licensed Products associated therewith in all advertising, packaging and promotion of the Sub-Licensed Products.

3.4

Intellectual Property Notices; Tags. Each Sub-Licensed Product and Ancillary Material shall bear the Licensed Trademarks in the form approved by VCJS in accordance with this Agreement, with all legally required legends, markings and notices. In addition, SUB-LICENSEE shall affix permanently to each Sub-Licensed Product a style, item or UPC number that shall be identical to the style, item or UPC number used to identify the respective Sub-Licensed Product in all of SUB-LICENSEE's books and records. If SUB-LICENSEE purchases labels, tags or other materials bearing the Licensed Trademarks from third parties, or produces any such materials itself or through an affiliate, SUB-LICENSEE shall provide to VCJS, together with the quarterly Statement of Royalties (as defined below in Section 4.5), copies of invoices for all such materials purchased and/or equivalent detailed information if any such materials are produced by SUB-LICENSEE or an affiliate, and shall obligate all providers of such materials to comply with all applicable provisions of this Agreement relating to the use and misuse of the Licensed Trademarks.

3.5

Manufacturers and Compliance with Labor Compliance Rules; Access to Premises.

(a)

Approval of Manufacturing Facilities. The manufacture of the Sub-Licensed Products shall be carried out only at premises reasonably approved by the VCJS in writing from time to time. Upon execution of this Agreement, and at such other times as VCJS reasonably requests, SUB-LICENSEE shall provide VCJS a list of all its manufacturing facilities along with contact information and addresses, and shall promptly notify VCJS of any changes thereto. SUB-LICENSEE shall supply such other information as VCJS may reasonably request with respect to its manufacturers, subcontractors and suppliers. SUB-LICENSEE and its manufacturers shall comply in all material respects with the LIMA Code of Business Practices (Schedule B).

(b)

Access by VCJS. SUB-LICENSEE shall ensure that VCJS shall be able at any time, upon at least ten (10) days prior notice, to enter any premises used by SUB-LICENSEE or its manufacturers, sub-contractors, sub-subcontractors and suppliers in connection with the manufacture, storage or distribution of the Sub-Licensed Products, to inspect such premises, all plant, workforce and machinery used for manufacture, packaging or storage of Sub-Licensed Products and all other aspects of the manufacture of Sub-Licensed Products.

(c)

Supervision by SUB-LICENSEE. SUB-LICENSEE shall be responsible for supervising and controlling the acts of its own factory(ies) and of its manufacturing subcontractors and sub-subcontractors to prevent the manufacturing or sale of Sub-Licensed Products and components thereof that is not expressly authorized by VCJS.  VCJS shall have the right to require that SUB-LICENSEE terminate its relationship with any subcontractor or sub-subcontractor or supplier who is behaving or operating in a manner that is causing material damage to VCJS or to the Licensed Property. Upon expiration or termination of the relevant manufacturing or supply contract, SUB-LICENSEE shall cause the subcontractor or supplier thereof to cease manufacture of the Products and/or components thereof and to immediately cease using the Licensed Property in any manner.

3.6

Non-Conforming Products and Distribution Channels. SUB-LICENSEE shall not, under any circumstances, sell or distribute forms of a Sub-Licensed Product that do not comply with the requirements of this Section, or have otherwise been disapproved by VCJS, nor shall SUB-LICENSEE sell or distribute Sub-Licensed Products to any customer that is not in one of the permitted Distribution Channels as set forth in Schedule A .

4.

PAYMENT

4.1

Trademark Royalty. In partial consideration for the rights being conveyed herein, each calendar quarter (the “Royalty Period”) on the dates specified in Schedule A, SUB-LICENSEE shall account for and pay to VCJS the Trademark Royalty or the Guaranteed Minimum Trademark Royalty (as such terms are defined and in the amounts identified in Schedule A) for the applicable Royalty Period, whichever of said amounts is greater. Such accounting and payments are due within thirty (30) days following the end of each applicable Royalty Period. The obligation of SUB-LICENSEE to pay the Trademark Royalty and/or the Guaranteed Minimum Trademark Royalty, as the case may be, is absolute, notwithstanding any claim that SUB-LICENSEE may assert against VCJS. SUB-LICENSEE shall not have the right to set off, compensate or make any deduction from payments of the Trademark Royalty or the Guaranteed Minimum Trademark Royalty for any reason whatsoever.

4.2

Marketing Fee. As partial consideration for the license granted hereunder, SUB-LICENSEE shall be obligated to expend a certain sum to cover marketing and advertising (the “Marketing Fee”), which sum shall be a percentage of Net Sales or a Guaranteed Minimum Marketing Fee, whichever is greater. The Marketing Fee shall include two components: one component that SUB-LICENSEE shall pay to VCJS for VCJS to expend on promotion of all licensed products sub-licensed to bear the Licensed Property, in its own discretion (the “Pooled Marketing Fee Component”), and the other component to be expended directly by SUB-LICENSEE, subject to the approval procedures set forth in Section 6 (the “Direct Payment Marketing Fee Component”). The relative percentages of Net Sales for each of the two components is also set forth in Schedule A. During each year of the Term, as specified in Schedule A, SUB-LICENSEE shall expend through a combination of the Pooled Marketing Fee Component and the Direct Payment Marketing Fee Component, a Marketing Fee or Guaranteed Minimum Marketing Fee in the amount recited in Schedule A, whichever of said amounts is greater. All marketing or advertising conducted with respect to the Direct Payment Marketing Fee Component is subject to the approval process under Sections 3.2 and 3.3 above. SUB-LICENSEE shall provide proof of expenditure for the Direct Payment Marketing Fee Component by using the Marketing Expenditure Form (Exhibit G). The obligation of SUB-LICENSEE to pay the Marketing Fee or the Guaranteed Minimum Marketing Fee, as the case may be, is absolute and independent of the Trademark Royalty, notwithstanding any claim that SUB-LICENSEE may assert against VCJS. SUB-LICENSEE shall not have the right to set off, compensate or make any deduction from payments of the Marketing Fee or the Guaranteed Minimum Marketing Fee for any reason whatsoever. Any amount that SUB-LICENSEE may directly spend on marketing and advertising in excess of the amount required herein shall be used to offset the required Guaranteed Minimum Marketing Fee for the subsequent year.

4.3

Royalty Basis, Net Sales, Foreign Withholding. The Trademark Royalty and, if applicable, the Marketing Fee shall be calculated on the basis of SUB-LICENSEE’s Net Sales (defined below). The term “Net Sales” shall mean the total of gross sales of Sub-Licensed Products less only credits to, or deductions taken by, customers for returns, trade discounts, rebates, markdowns, payment terms discounts, closeouts and, allowances actually stated on the invoice or granted to the customer by agreement with SUB-LICENSEE or its distributor, taxes directly applicable to the sale of such Sub-Licensed Products, and as otherwise specifically permitted hereunder. The combined total of allowances, trade discounts and payment discounts shall not exceed twenty percent (20%) of the total gross sales on a calendar year basis during the Term of this Agreement and any shortfalls in any annual period shall be usable to offset any overages in subsequent periods. Notwithstanding the foregoing, the combination of any dollar shortfall of allowances, trade discounts and payment discounts in any previous year with any allowances, trade discounts and payment discounts given in any subsequent year shall not exceed thirty (30%) of total gross sales in such subsequent year. Net Sales shall only include sales by SUB-LICENSEE and its Affiliates to non-Affiliates. For purposes hereof, “Affiliate” shall mean any business entity controlled by, controlling or under common control with SUB-LICENSEE with “control” meaning the right or power to vote a majority of the outstanding stock, membership interests or equity interests of the entity being controlled. Net Sales of Sub-Licensed Products to wholesaler Affiliates shall not exceed 40% of total Net Sales of Sub-Licensed Products for any Contract Year during the Term of this Agreement. Prices charged by SUB-LICENSEE to wholesaler Affiliates shall be at arms length and competitive with pricing charged by SUB-LICENSEE to non-Affiliate wholesalers. If the Affiliate is a retailer, then the Trademark Royalty shall be computed based on the sale by SUB-LICENSEE to such Affiliate, which sale shall be deemed to be at suggested retail list price less 75% without taking into account allowances, trade discounts, payment discounts or returns. Returned units of Sub-Licensed Products shall not exceed seven and a half percent (7.5%) of the total gross sales per calendar year during the Term of this Agreement and any shortfalls in any calendar year period shall be usable to offset any overages in subsequent periods. . Notwithstanding the foregoing, the combination of any dollar shortfall of returns in any previous year with any returns in any subsequent year shall not exceed fifteen (15%) of total gross sales in such subsequent year. Any deduction claimed by SUB-LICENSEE must be verifiable and actual. If any amount payable to VCJS is subject to any non-US tax, charge or duty, SUB-LICENSEE shall furnish to VCJS proof of such payment, including official proof of receipt of SUB-LICENSEE’s payment to the government entity imposing such tax, charge or duty. If VCJS does not receive full and complete U.S. tax credit for any such tax, charge or duty, then the amount payable by SUB-LICENSEE shall be increased to provide to VCJS such amount as would be payable to VCJS in the absence of any such tax, charge, duty or impost.

4.4

Trademark Royalty Advance / Marketing Fee Advance. Upon its execution of this Agreement SUB-LICENSEE shall pay VCJS (a) a non-refundable advance (the “Royalty Advance”) creditable against the SUB-LICENSEE’s earned Trademark Royalty obligation hereunder, including the Guaranteed Minimum Trademark Royalty, in the amount as specified in Schedule A.

4.5

Statements and Reports. Together with the payments required by Sections 4.1 and 4.2, SUB-LICENSEE shall furnish to VCJS, in hard copy and electronic copy, a complete and accurate statement on the Statement of Royalties Form (Exhibit E) as modified by VCJS from time to time, showing, for the relevant Royalty Period (a) gross sales of all Sub-Licensed Products for the applicable Royalty Period, itemized by SKU (b) Net Sales on which the royalties are based; (c) all related party sales and employee sales, parking lot, warehouse or similar sales, and any other unusual sales transactions; (d) allowed deductions or credits taken against gross sales; and (e) quantity and dollar amount of Sub-Licensed Products sold to each customer, broken down by quarter and each country within the Territory. In addition, not later than thirty (30) calendar days after the end of each Royalty Period, SUB-LICENSEE shall send to VCJS a report containing all of the information required by the Quarterly Sales Report Form (Exhibit F) modified by VCJS from time to time. Failure to deliver statements and reports in a timely manner as provided by this Section 4.5 shall constitute a material breach of this Agreement, for which SUB-LICENSEE will have ten (10) calendar days to cure such breach.

4.6

Invoices. Upon the request of VCJS, SUB-LICENSEE shall submit to VCJS copies, which can be electronic or physical, of invoices, credit memoranda, price lists, line sheets and customer lists related to the sale of Sub-Licensed Products.

4.7

Time of the Essence. Time is of the essence with respect to timely delivery of statements and payments as herein provided and SUB-LICENSEE’s failure to comply shall constitute a material breach of this Agreement. If such breach is not cured within ten (10) business days, such breach shall be grounds for immediate termination of this Agreement by VCJS without further opportunity to cure.

4.8

Interest. Without prejudice to any other rights of VCJS, SUB-LICENSEE shall pay VCJS interest on all late payments at the annualized rate of prime as reported in the Wall Street Journal plus 2% payable on a monthly basis accruing from the date that is ten (10) days following written notice that such payment was past due, reduced to the extent required by any applicable usury laws. Such interest shall accrue from such due date until the date VCJS receives such late payment, and shall be a non-recoupable expense.

4.9

Foreign Exchange Rate. All amounts due under this Agreement shall be payable in U.S. currency by check or wire transfer drawn on a U.S. bank or in such other manner as VCJS shall specify. If any sale included in Net Sales was transacted in any currency other than U.S. currency, the U.S. currency equivalent of such sale, for all purposes under this Agreement, including the reporting and payment of the Trademark Royalty hereunder, shall be calculated using the average rate of exchange in effect during the entire month in which such sale was transacted, as reported in The Wall Street Journal.

4.10

Acceptance of Payment Not a Waiver; Manner of Payment Required. Acceptance by VCJS of any payments under this Agreement shall not prevent VCJS at any later date from disputing the amount owed or from demanding more information from SUB-LICENSEE regarding payments finally due, and shall not constitute a waiver of any breach of this Agreement by SUB-LICENSEE if any such breach shall have occurred.

4.11

VCJS Purchases of Sub-Licensed Products. VCJS and WYI shall have the right to purchase from SUB-LICENSEE a reasonable number of Sub-Licensed Products for a seventy-five (75%) percent discount from the Suggested Retail Price in the United States or SUB-LICENSEE’s lowest wholesale price, whichever is lower, up to a maximum dollar amount that is no greater than 1% of SUB-LICENSEE’s Net Sales in any twelve-month period.

5.

BOOKS AND RECORDS; AUDITS

5.1

Duty to Maintain. At all times while this Agreement in effect, and thereafter until the later to occur of (a) the completion of three (3) years after the expiration or termination of this Agreement; and (b) the resolution of any dispute arising out of or otherwise related to the transactions contemplated hereby, SUB-LICENSEE shall keep and maintain accurate detailed books and records to account for all operations within the scope of this Agreement, including the quarterly production or manufacture, sale and inventory on hand of the Sub-Licensed Products separately for each SKU covering all transactions arising out of or otherwise relating to this Agreement including, without limitation, separate and appropriate books of account and records sufficient to reconcile the number of Sub-Licensed Product units manufactured with the number of Sub-Licensed Product units sold. SUB-LICENSEE shall maintain its books and records at a location in the United States of America.

5.2

Periodic Financial Statements. Within one hundred twenty (120) calendar days after the end of each of its fiscal years SUB-LICENSEE shall provide VCJS (all in English) with (a) an annual composite statement, certified by its chief financial officer, showing the aggregate gross sales, trade discounts, returns, allowances, payment term discounts and closeout discounts and any other deduction taken to arrive at the Net Sales price of all Sub-Licensed Products sold by SUB-LICENSEE; and (b) an annual inventory report, certified by its chief financial officer, including computer reports summarizing inventory by SKU.

5.3

Access. At all times during the Term and within three (3) years following its termination or expiration, VCJS shall have the right, from time to time, time, upon not less than five (5) business days advance notice and during regular business hours, to examine and/or audit, and make copies and extracts from the books of account and records, and all other documents, materials and inventories in the possession of or under the control of SUB-LICENSEE with respect to the Sub-Licensed Products, including, but not limited to, manufacturing, inventory and sales records relating to the Sub-Licensed Products. VCJS shall have reasonable access for such purposes and for the purpose of making copies and extracts therefrom and SUB-LICENSEE shall fully cooperate with VCJS in connection therewith including providing advance copies and electronic files of information and materials reasonably requested by VCJS. Any audit hereunder shall be made by VCJS at its own expense, except as provided below.

5.4

Audit and Results of Examination. If the audit reveals that SUB-LICENSEE's reporting and/or record keeping are not in accordance with VCJS's requirements, or that that SUB-LICENSEE has understated Net Sales for any Royalty Period by an amount that is in excess of five (5%) the amount of Net Sales reported by SUB-LICENSEE to VCJS for period being examined or audited, then, without prejudice to any other amounts due to VCJS or to any of its rights hereunder or other legal or equitable rights, all reasonable costs and expenses incurred by VCJS in connection with such inspection and audit, including the audit and attorneys fees and costs incurred by VCJS in connection with such audit or examination shall be borne by SUB-LICENSEE. SUB-LICENSEE shall pay any amounts revealed by the audit as due (including interest at the prime rate as reported in the Wall Street Journal plus 2% from the date such amounts were originally due until paid), and the cost of such audit (if applicable), within ten (10) calendar days after VCJS’s demand therefor. If any such audit or examination reveals an underpayment of Trademark Royalty payments or Marketing Fee payments due in excess of ten percent (10%) of the Trademark Royalties and Marketing Fees actually due or owing for the period being examined or audited, then SUB-LICENSEE shall have ten (10) days following written notice of any such underpayment to cure such payment deficiency, failing which, in addition to any and all other rights, legal and/or equitable, of VCJS, VCJS shall have the right to immediately terminate the Agreement upon notice to SUB-LICENSEE. In the event that, as a result of audits performed hereunder, SUB-LICENSEE is found on more than one occasion pursuant to separate audits to have underreported Trademark Royalties for any period audited by more than ten (10%) percent, provided that such period is for at least three consecutive calendar months, VCJS shall have the right on thirty (30) days notice to terminate this Agreement.

6.

MARKETING AND MERCHANDISE COORDINATORS

6.1

Marketing Plan; Budget. SUB-LICENSEE shall develop a marketing and advertising plan and budget for the Sub-Licensed Products including plans for the development, marketing, promotion, advertising (including advertising to be done as part of the Direct Payment Marketing Fee Component discussed above in Section 4.2), distribution and sale of the Sub-Licensed Products in a form reasonably acceptable to VCJS (“Marketing Plan”) and provide a copy of same to VCJS ninety (90) calendar days following the Effective Date. Subsequently, no later than August 1st of each calendar year during the Term, SUB-LICENSEE shall provide to VCJS SUB-LICENSEE’s proposed Marketing Plan and budget for the Sub-Licensed Products for the ensuing calendar year, along with list of current customers, discontinued customers, and proposed new customers. SUB-LICENSEE, at its own cost, shall execute the Marketing Plan, including the development of suitable Sub-Licensed Products.

6.2

Cooperation With Other Sublicensee Marketing. SUB-LICENSEE acknowledges that VCJS has granted and will continue to grant other sub-licenses of the Licensed Property in other product categories and that it will be important from time to time for all of its sub-licensees to cooperate with each other so as to present to the industry and the purchasing public a uniform and consistent image of the Licensed Property. To this end, SUB-LICENSEE shall cooperate with overall marketing initiatives for the Licensed Property, including, without limitation, by participating in marketing meetings convened by VCJS and in special events or promotions sponsored by VCJS and/or other of its sub-licensees, and attending trade and fashion shows as reasonably requested by VCJS.

6.3

VCJS’s Assistance in Marketing Efforts. VCJS shall provide commercially reasonable assistance to SUB-LICENSEE in marketing and promoting the Sub-Licensed Products, at SUB-LICENSEE’s request, but shall not be required to expend material amounts of time or money in doing so. VCJS shall use commercially reasonable measures to secure Ms. Simpson’s participation in marketing and promotional efforts for the Sub-Licensed Products. In this connection, VCJS shall have the absolute right to coordinate Ms. Simpson’s promotional appearances, if any, for the benefit of all of VCJS’s sub-licensees and not any particular sub-licensee. Unless expressly set forth in this Agreement, neither VCJS, WYI nor Ms. Simpson make any representation or warranty concerning the availability of Ms. Simpson for personal appearances on behalf of the SUB-LICENSEE or the Sub-Licensed Products.

6.4

Brand Management Program. SUB-LICENSEE will hire or assign a person currently under its employment to have the responsibility to act as a Marketing Brand Manager for the Sub-Licensed Products who shall report to the Vice President – Marketing of SUB-LICENSEE. Such Marketing Brand Manager shall perform coordinator functions in line with the best practices implemented by similar companies within this industry and in line with the reasonable requests of VCJS. The Marketing Brand Manager shall spend no less then 50% of his or her time focused on the Licensed Property. Without limitation to the foregoing, the Marketing Brand Manager, along with the Vice Presidents of Domestic and International Sales, will manage and review all domestic, customers’ activities and sales points and shall support department stores within the United States to ensure that the Sub-Licensed Product is being displayed/merchandised/advertised according to the standards required by this Agreement. If at any time during the Term of this Agreement, VCJS determines in good faith that the 50% commitment by the Marketing Brand Manager is not in VCJS’s opinion sufficient to properly support the brand, SUB-LICENSEE agrees to engage in good faith negotiations with VCJS to make such mutually agreeable staffing changes, if any, that are necessary to give proper support to the brand. For countries other than the United States, SUB-LICENSEE will ensure that each distributor will assign a person to handle similar tasks within its area of distribution. SUB-LICENSEE will provide VCJS a representative display of Sub-Licensed Product to be incorporated in the VCJS showroom.

7.

INTELLECTUAL PROPERTY

7.1

Ownership of Licensed Trademarks.

(a)

WYI’s and Ms. Simpson’s Rights. SUB-LICENSEE acknowledges that VCJS has represented that WYI and/or Ms. Simpson either individually or collectively are the exclusive owners of the Licensed Property and that SUB-LICENSEE’s uses of the Licensed Property shall inure to the benefit of WYI or Ms. Simpson, as the case may be. SUB-LICENSEE will not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of the Licensed Property, either during the Term of this Agreement or thereafter.

(b)

Cooperation in Enforcement. SUB-LICENSEE shall promptly notify both VCJS and WYI in writing of any unauthorized use, threatened or actual, of the Licensed Property that comes to SUB-LICENSEE’s attention. SUB-LICENSEE shall assist VCJS and WYI, at the request and expense of VCJS or WYI, in protecting the rights of WYI and/or Ms. Simpson in and to the Licensed Property and any rights pertaining thereto. VCJS and/or WYI shall assume full responsibility for the commencement of any actions against infringers and shall be entitled to retain all proceeds or recoveries as a result thereof.

7.2

Assignment of Related Works and Property. All intellectual property rights, whether copyrights, trademark rights, or patent rights, in the Sub-Licensed Products and/or relating to the Licensed Property or used in the advertising or promotion thereof, shall be deemed, as between SUB-LICENSEE and WYI, the property of WYI. In the case of copyrightable materials, such materials shall be considered to be “works made for hire” under the Copyright Act. In the case of trademarks (including trade dress) all use of such trademarks and trade dress relating to the Sub-Licensed Products and/or Licensed Property, whether now in existence or developed by SUB-LICENSEE during the Term of this Agreement, shall be deemed owned by WYI and all use thereof by SUB-LICENSEE, including all good will relating thereto, shall inure to the exclusive benefit of WYI. In the case of patentable inventions and concepts as well as copyrightable materials that do not constitute “works made for hire,” SUB-LICENSEE hereby assigns to WYI all of SUB-LICENSEE’s rights in and to such patentable inventions and concepts and such copyrightable materials, without further compensation from VCJS or from WYI. Under no circumstances shall SUB-LICENSEE continue to use any intellectual property rights approved for use with the Sub-Licensed Products after termination or expiration of this Agreement or any trademarks, trade dress, designs, artwork or graphics that could reasonably be considered to be associated with the Sub-Licensed Products or the Licensed Property other than in order to sell off remaining inventory of Sub-Licensed Products during the sell-off period following termination or expiration as described in Section 11.2(b).

7.3

Intellectual Property Notices. All Sub-Licensed Products shall state that the Licensed Trademarks are owned by WITH YOU, INC., under License from VCJS, and shall contain the following copyright notice, which VCJS and WYI can change from time to time by notice to SUB-LICENSEE:

“© 2006 (or year introduced) With You, Inc.

Under License from VCJS LLC”

Such notices shall appear in full-form on the Sub-Licensed Products, or on any label or tag /Instructional books/box and packaging affixed to the Sub-Licensed Products, as VCJS may approve. The parties recognize and agree, however, that there will be instances where the product is so tiny, where it will not be possible to contain a full copyright notice. In such event, they will agree upon an appropriate “short form” or abbreviated version of such notice. Notwithstanding the foregoing, VCJS acknowledges SUB-LICENSEE’s right and obligation to imprint on the labeling and packaging of Sub-Licensed Products such information as would be required under the federal Fair Packaging and Labeling Act and under other applicable federal and state laws.

7.4

Non-Disturbance. In the event that VCJS or WYI pledges or assigns the Licensed Property or Licensed Trademarks in order to secure any loans or obligations of VCJS or WYI, VCJS agrees to provide prior written notice of such pledge or assignment to SUB-LICENSEE and to execute such documents as are necessary to assure that such pledge or assignment is subject to the rights of SUB-LICENSEE hereunder and that SUB-LICENSEE’s rights hereunder shall not be disturbed or interfered with by such pledge’s or assignee’s exercise of its rights under such pledge or assignment.

8.

INDEMNITY, INSURANCE

8.1

SUB-LICENSEE Indemnity. SUB-LICENSEE shall indemnify, protect, hold harmless and defend VCJS, WYI and Jessica Simpson, and each of their respective officers, directors, affiliates, agents and employees from and against any and all claims, suits, losses, liabilities, expenses and damages, including costs of suit and reasonable attorneys' fees, arising out of or in any way connected with: the design, creation, manufacture, sale, distribution, marketing, promotion, labeling or advertisement of any Sub-Licensed Product by or on behalf of SUB-LICENSEE; any alleged defect in a Sub-Licensed Product or related to a Sub-

Licensed Product; any claim of harm or injury resulting from the use of a Sub-Licensed Product; the claim of any broker, finder or agent in connection with the making of this Agreement or any transactions contemplated by this Agreement, or the claim of any entity that actions taken or omitted to be taken by SUB-LICENSEE bind or otherwise obligate VCJS or WYI in any way (except as specifically provided herein); the claim of any landlord, distributor, retailer, agent or other person or entity that termination or expiration of this Agreement caused it damage; the breach of this Agreement; or the inaccuracy of any representation or warranty made by SUB-LICENSEE herein. Compliance by SUB-LICENSEE with the insurance provisions of this Agreement shall not relieve SUB-LICENSEE of its duty to indemnify and defend VCJS and WYI under this Section. SUB-LICENSEE shall defend VCJS, WYI and Ms. Simpson with separate counsel acceptable to each, with respect to each and every claim for which they are indemnified by SUB-LICENSEE under this Agreement. SUB-LICENSEE shall pay for the services of such counsel upon counsel’s presentation of legal bills or requests for retainer. The duty to indemnify and defend survives the termination or expiration of this Agreement.

8.2

VCJS Indemnity. VCJS shall indemnify, protect, hold harmless and defend SUB-LICENSEE, and each of its respective officers, directors, affiliates, agents and employees from and against any and all claims, suits, losses, liabilities, expenses and damages, including costs of suit and reasonable attorneys' fees, arising out of or in any way connected with: the breach of this Agreement; or the inaccuracy of any representation or warranty made by VCJS, WYI or Ms. Simpson herein. VCJS shall defend SUB-LICENSEE with separate counsel acceptable to SUB-LICENSEE, with respect to each and every claim for which they are indemnified by VCJS under this Agreement. VCJS shall pay for the services of such counsel upon counsel’s presentation of legal bills or requests for retainer. The duty to indemnify and defend survives the termination or expiration of this Agreement.

8.3

Insurance.

(a)

SUB-LICENSEE’s All Risk Coverage. For the period starting with the Effective Date and ending one (1) year after the later of (a) the last day of the Term and (b) the completion of SUB-LICENSEE’s sales of the Sub-Licensed Products pursuant to this Agreement, SUB-LICENSEE shall carry insurance from a carrier having a Best rating of B+ or better covering all risks of loss arising from alleged product and contractual liability (including, without limitation, claims relating to the design, manufacture, distribution, and/or use of the Sub-Licensed Products manufactured during the Term of this Agreement, e.g., product liability insurance, and including without limitation for “advertising injury”), with a limit of liability of not less than Three Million Dollars ($3,000,000) per occurrence with a deductible not to exceed $100,000, and SUB-LICENSEE shall cause VCJS and WYI to be named an additional insured thereunder. From time to time as may be reasonably requested by VCJS, and no later than thirty (30) calendar days after the Effective Date, SUB-LICENSEE shall provide to VCJS certificates of insurance evidencing such coverage. SUB-LICENSEE shall give notice to VCJS at least thirty (30) calendar days prior to any changes in limits or termination of such policy of insurance, any intention of SUB-LICENSEE not to pay the premium thereon, or the cancellation or revocation thereof.

(b)

Key Man Life and Disability Insurance. SUB-LICENSEE may at any time prior to the first anniversary of the Effective Date elect, at its cost, to insure the life of Jessica Simpson and/or to insure Ms. Simpson for any disability with SUB-LICENSEE as the beneficiary, which such insurance carriers and under such insurance plans as SUB-LICENSEE in its sole discretion may determine. To the extent VCJS has applied for any such key man life or disability insurance relating to Ms. Simpson, VCJS agrees to cooperate with SUB-LICENSEE in SUB-LICENSEE’s application for such coverages by sharing any medical information it has obtained and which is necessary for completion of any such applications by SUB-LICENSEE, provided that VCJS is not otherwise prohibited from sharing such information.

9.

CONFIDENTIAL INFORMATION

9.1

Non-Disclosure. Subject to the provisions of this Agreement, both the SUB-LICENSEE, VCJS, and WYI shall keep confidential and not use or disclose to any person any information whether written or oral and in whatever medium which comes into its possession and relates to the business, Sub-Licensed Products, financial and management affairs, customers, employees or authorized agents, plans, proposals, strategies or trade secrets of SUB-LICENSEE, VCJS and WYI or the terms of this Agreement (the “Confidential Information”) except as absolutely necessary in order for SUB-LICENSEE, VCJS, or WYI to exercise the rights granted hereunder. In this connection, VCJS shall only disclose the Confidential Information to those of its employees and to the extent that they need to know the same in order to exercise the rights granted hereunder and provide that those employees are bound by written obligations of confidentiality and non-use in favor of VCJS or WYI and such obligations apply to the Confidential Information disclosed to them, with the same being applied to SUB-LICENSEE.

9.2

Exclusions. The provisions of this paragraph shall not apply to any Confidential Information that:

(a)

is or becomes generally available to the public other than as a result of any act or omission of SUB-LICENSEE;

(b)

after the date of this Agreement comes into the possession of SUB-LICENSEE, WYI or VCJS, and is received from a person lawfully in possession of the information and owing no obligation of confidentiality to SUB-LICENSEE, VCJS or WYI or any of their affiliates in respect of the information; or

(c)

is required to be disclosed by SUB-LICENSEE, WYI or VCJS by any court or governmental or administrative authority competent to require disclosure including the SUB-LICENSEE’s requirements to disclose this Agreement as a public company.

10.

TERM OF AGREEMENT. Unless earlier terminated, or extended by the mutual written agreement of the parties, the Term of this Agreement shall be as specified in Schedule A.

11.

TERMINATION OF AGREEMENT

11.1

Termination. This Agreement may be terminated as follows:

(a)

Immediately by VCJS. VCJS may immediately terminate this Agreement by written notice to SUB-LICENSEE, and except as expressly indicated below or if cure rights are expressly granted in other provisions of this Agreement, then subject to such cure rights, without being obligated to accord SUB-LICENSEE an opportunity to cure, should SUB-LICENSEE:

(i)

fail to meet its obligations to a majority of its creditors when due or cease conducting business or make an assignment for the benefit of its creditors;

(ii)

cease to carry liability insurance in the amount and type required herein thirty (30) days following written notice thereof from VCJS;

(iii)

fail to make timely payments following the expiration of the applicable cure period, or to timely deliver the statements and reports required pursuant to Section 4 following the expiration of the applicable cure period more than twice in any calendar year;

(iv)

be the subject of a product recall by the Consumer Product Safety Commission for any of the Sub-Licensed Products, unless the cause of such recall was due to events, acts or occurrences that are outside the reasonable control of SUB-LICENSEE;

(v)

fail to introduce the Sub-Licensed Products by the Product Introduction Date recited in Schedule A attached hereto;

(vi)

fail to commence sales of the Sub-Licensed Products in commercial quantities by the First Sale Date recited in Schedule A attached hereto subject to 1.3(a) herein;

(vii)

sell Sub-Licensed Products to a customer that has not been approved in advance by VCJS;

(viii)

undergo a change of control of more than 50% of its outstanding shares, or merge, consolidate with or into any other corporation or other entity, or directly or indirectly sell or otherwise transfer, sell or dispose of all or a substantial portion of its business or assets, subject to the exceptions set forth in Section 15.3, and unless the surviving entity, together with its related companies, has a combined balance sheet with net equity equal to or greater than the net equity set forth on the combined balance sheet of SUB-LICENSEE and its related companies;

(ix)

understate royalties by more than ten (10%) as provided in Section 4.5, make any unreported sales or cash sales, or intentionally report incorrect or false manufacturing, sales or financial information;

(x)

itself, or any of its manufacturing subcontractors or sub-subcontractors, manufacture or sell Sub-Licensed Products or products or materials incorporating the Licensed Property, without the express permission of VCJS as herein provided, or manufacture or sell any disapproved products;

(xi)

offer to sell or ship the Sub-Licensed Products to customers or distributors outside the Distribution Channels or the Territory, or to customers or distributors whom SUB-LICENSEE knows will resell or ship the Sub-Licensed Products outside the Distribution Channels or the Territory following written notice from VCJS and the expiration of a sixty (60) day cure period unless such offer to sell or ship is made with knowledge that such sale or shipment would be in violation of this Agreement;

(xii)

make unauthorized commitments to any customer or retailer regarding promotional or advertising commitments or appearances by Ms. Simpson that were not previously approved in writing by VCJS, WYI or Ms. Simpson;

(xiii)

use or authorize the use of Ancillary Material that has not been approved in advance by VCJS; or

(xiv)

commit any other material breach of this Agreement following notice and the expiration of a sixty (60) day cure period .

Notwithstanding the foregoing, if VCJS elects to provide SUB-LICENSEE with notice and an opportunity to cure any breach described in this Section which does not otherwise require by its terms notice and an opportunity to cure (in VCJS’s sole discretion), such action will not constitute a waiver of or bar to VCJS’s right to strictly enforce immediate termination in the future, without any right to cure, in the event of the same or any other applicable breach.

In addition, no assignee for the benefit of creditors, receiver, liquidator, sequestrator, trustee in bankruptcy, sheriff or any other officer of the court or official charged with taking over the custody of SUB-LICENSEE’s assets or business shall have any right to continue the performance of SUB-LICENSEE’s obligations hereunder. In the event that SUB-LICENSEE becomes the subject of a bankruptcy proceeding, VCJS, in addition to any and all other remedies hereunder or at law or equity, shall have the right to immediately convert the sub-license grant herein to a non-exclusive sub-license.

(b)

By either party, unless a shorter notice/cure period is provided for herein, upon thirty (30) calendar days prior written notice to the other party if such other party fails to comply with any other provision of this Agreement and fails to cure such failure within such thirty (30) day period.

(c)

By SUB-LICENSEE, if at any time during the Term, the commercial value of Ms. Simpson’s name and image is substantially impaired by reason of her conviction of a felony or any other crime involving moral turpitude or her engaging in illegal or immoral conduct that is publicly disclosed and which materially damages the value of the Licensed Property, and SUB-LICENSEE reasonably believes that such conduct will materially diminish the ability of SUB-LICENSEE to sell Sub-Licensed Products. In the event of Ms. Simpson’s death or disability, SUB-LICENSEE shall have the right to continue to utilize the Sub-Licensed Property in accordance with the terms of this Agreement for the remainder of the Term, and shall continue to perform its obligations hereunder, notwithstanding such event.

11.2

Effects of Termination. In the event of termination of this Agreement:

(a)

Termination of Rights. Subject to the provisions of subsection (b) of this Section 11.2, upon the termination or expiration of this Agreement, all rights of SUB-LICENSEE to use the Licensed Property shall automatically terminate or, as appropriate, be assigned to VCJS. SUB-LICENSEE shall execute any instruments requested by VCJS that are necessary or desirable to accomplish or confirm the foregoing. Any such assignment, transfer or conveyance shall be without consideration other than the mutual covenants contained in this Agreement. Additionally, SUB-LICENSEE hereby grants, and agrees to cause the appropriate third party to grant, to VCJS an irrevocable power of attorney, on behalf of SUB-LICENSEE or such third party, as the case may be, to execute any registered user termination documents or agreements in any jurisdiction, and other related or similar documentation, that VCJS determines are necessary or advisable in connection with the termination of SUB-LICENSEE's rights hereunder. Following such termination or expiration, VCJS may thereafter license the right to use the Licensed Property in connection with the manufacture, wholesale, offer for sale at wholesale, distribution and advertising of the Sub-Licensed Products in the Territory without any restriction or obligation to SUB-LICENSEE.  Except as provided herein any and all royalties and other amounts due under this Agreement and accrued to the date of termination shall become immediately due and payable. Following termination or expiration, SUB-LICENSEE shall continue to make all payments to VCJS as provided hereunder as long as SUB-LICENSEE shall continue to sell the Sub-Licensed Products as permitted under Subsection (b) of this Section 11.2.

(b)

Post-Termination Sales. If this Agreement terminates by reason of SUB-LICENSEE’s uncured breach, SUB-LICENSEE shall immediately cease all sales and marketing of the Sub-Licensed Products and VCJS shall purchase all remaining inventory of Licensed Products and work in process relating thereto at SUB-LICENSEE’s cost to the extent that such inventory is in conformity with the requirements of Section 3 of this Agreement. If the Agreement expires or terminates for any other reason, SUB-LICENSEE shall have the right to complete its work in process as of the date of termination, and market and sell the Sub-Licensed Products in inventory as of the date of termination for a period not to exceed six (6) months thereafter, in accordance with the applicable requirements of this Agreement. SUB-

LICENSEE shall not be permitted to sell Sub-Licensed Products during this period at a price point discounted by more than 50% of its listed wholesale selling prices.

(c)

No Further Use of Property. Except in order to sell off inventory and work in process as permitted in Section 11.2(b) above, or as permitted by VCJS, after the termination or expiration of this Agreement, SUB-LICENSEE shall refrain from further use of the Licensed Property and any other trademark, trade name, trade dress or other industrial or intellectual property that is substantially or confusingly similar to the Licensed Property or is associated with, or suggests an association with, the Licensed Property in any way. Except as permitted above, SUB-LICENSEE recognizes and agrees that the continued use of any similar trademark, trade name, trade dress or other industrial or intellectual property after termination or expiration of this Agreement has the potential to cause significant consumer confusion and will take all appropriate and reasonable measures to prevent such consumer confusion.

(d)

Acceleration; Other Rights Unaffected by Termination. Termination of this Agreement by VCJS due to SUB-LICENSEE’s breach shall obligate SUB-LICENSEE to pay to VCJS the Guaranteed Minimum Trademark Royalty and the Guaranteed Minimum Marketing Fee obligations contracted for through the effective date of termination. Termination by VCJS shall be without prejudice to any other rights or remedies that VCJS may have.

11.3

Right to Publicize and Offer for Sale. At any time during the three (3) months preceding expiration of this Agreement or at any time after notice of termination is provided, VCJS or any new licensee thereof shall have the right to show, publicize, advertise and take orders for the Sub-Licensed Products and any similar products or seek out replacement sub-licensees.

12.

REPRESENTATIONS AND WARRANTIES OF VCJS. VCJS hereby represents and warrants that:

12.1

Right to Grant License. (a) VCJS has the right to grant the license with respect to the Sub-Licensed Products and the use of the Licensed Trademarks as set forth herein,; (b) VCJS has the exclusive right to use and grant third party sub-licensees the right to use the Licensed Property, including the Licensed Trademarks in the Distribution Channels in the Territory in connection with the Sub-Licensed Products, subject to the provisions of this Agreement and the Master License (c) there is no claim, litigation, proceeding, arbitration, investigation or controversy pending before any court, tribunal, governmental body or governmental agency to which VCJS is a party and by which it is bound, which is likely to have a material adverse effect on the ability of VCJS to consummate the transactions contemplated hereby, and, to the best of the their knowledge and information, no such claim, litigation, proceeding, arbitration, investigation or controversy has been threatened or is contemplated about which SUB-LICENSEE has not been advised; (d) other than as set forth in section 12.3, neither VCJS, WYI nor Ms. Simpson has granted any other license or right to use the Licensed Property in the Territory during the Term of this Agreement; (e) the execution of and performance under this Agreement shall not conflict with or result in the breach of, or constitute a default under, any agreement to which VCJS is party or by which it is bound; (e) WYI owns and/or controls the trademarks that are associated with Ms. Simpson and that are identified on Schedule A attached hereto as the Licensed Trademarks; (f) Ms. Simpson is the owner of all of her rights of publicity in her name, likeness and image; and (g) the Master License is in full force and effect and, to the best of VCJS’s knowledge, there are no pending and uncured breaches of the Master License.

12.2

Value of Licensed Property; Express Disclaimer. VCJS makes no representations or gives any warranty or guarantee of any kind to SUB-LICENSEE concerning the value of the Licensed Property or SUB-LICENSEE’s prospects for the level of sales or profits that it may realize as a result of its sales of such Sub-Licensed Products. Other than as set forth herein, VCJS makes no representation or warranty, either express or implied, as to any matter whatsoever, including, without limitation, the design, merchantability, durability, and suitability of any product or other item or the fitness of any product or other item for a particular purpose.

12.3

“Dessert” Sub-License. VCJS represents that as of December 31, 2006, the sub-license of certain Licensed Property from VCJS and/or WYI to Cake Beauty Inc. has either been terminated in its entirety or expired by its terms and that the sub-licensee thereunder has no further rights to use any of the Licensed Property.

13.

WARRANTIES OF SUB-LICENSEE. SUB-LICENSEE hereby represents and warrants that:

13.1

Authority. SUB-LICENSEE has the power and authority, and is duly authorized, to enter into this Agreement and perform the terms thereof.

13.2

Authorization. This Agreement has been duly executed by an authorized representative of SUB-LICENSEE and constitutes the valid and binding obligation of SUB-LICENSEE, enforceable against SUB-LICENSEE in accordance with its terms.

13.3

Best Efforts. SUB-LICENSEE will use its best efforts to promote, advertise, market and sell the Sub-Licensed Products in all Distribution Channels in the Territory and will maintain adequate inventories to fulfill all potential orders for Sub-Licensed Products.

13.4

No Conflict or Violation; Non-infringement. The execution and delivery of this Agreement and the performance by SUB-LICENSEE of its obligations hereunder, do not and will not conflict with or violate any provision of law applicable to SUB-LICENSEE and its business, or any judgment or order of a court or other tribunal having jurisdiction over SUB-LICENSEE, or any agreement or instrument to which SUB-LICENSEE is a party. Any intellectual or industrial property materials (including without limitation designs, patterns, labels, packaging, containers, logos and promotional items) submitted by SUB-LICENSEE to VCJS for approval are original and, to the best knowledge of SUB-LICENSEE, do not infringe the rights of any other person, and are not confusingly or substantially similar to any other intellectual or industrial property.

13.5

Fiscal Year End. SUB-LICENSEE represents and warrants that its fiscal year ends on the date indicated in Schedule A.

14.

NO AGENCY RELATIONSHIP. Nothing contained in this Agreement shall create or be deemed to create any agency, partnership, joint venture, franchise, or employment relationship between VCJS and SUB-LICENSEE, and neither party shall hold itself out as having such a relationship. Neither party shall have the right or power to bind or obligate the other party in any manner whatsoever.

15.

GENERAL PROVISIONS

15.1

Notices. Any notice required or desired to be given with respect to this Agreement shall be in writing and sent if by registered or certified mail, return receipt requested or by overnight express courier, e.g., FedEx courier or UPS next day, or by electronic facsimile to the addresses identified in Schedule A, which may be changed by any party upon reasonable notice to the other parties.

15.2

Binding Effect. This Agreement is binding upon, and shall inure to the benefit of, each of the parties, and their respective affiliated persons and entities, and their respective successors and assigns (to the extent permitted by this Agreement), and each party warrants to the other party that this Agreement has been executed on its behalf by its duly authorized representative.

15.3

No Assignment or Transfer. Neither this Agreement, nor any of the rights or obligations of SUB-LICENSEE herein, may be assigned or otherwise transferred by SUB-LICENSEE without the prior written consent of VCJS, which consent will not be unreasonably withheld or delayed.  It being understood and agreed that VCJS’s reasonable determination that a proposed assignee is not likely to be capable of performing SUB-LICENSEE’s obligations herein or that the association of Ms. Simpson with such proposed assignee is reasonably likely to cause damage to her image shall be deemed to be a reasonable basis for withholding consent. Any sale or transfer of the Licensed Property by VCJS or WYI shall be subject to this Agreement. Notwithstanding the foregoing, VCJS acknowledges and agrees that SUB-Licensee shall be permitted, without VCJS’s or WYI’s consent, to assign this Agreement to any of its corporate subsidiaries or affiliates, or to any companies controlled by, controlling or under common control with SUB-LICENSEE, provided that the net worth of such corporate subsidiary or affiliate is equal to or greater than the net worth of SUB-LICENSEE at the time of such assignment. Any sale or transfer of assets, sale of stock, sale of membership interests, merger, consolidation or corporate restructuring with or to any companies controlled by, controlling or under common control with SUB-LICENSEE shall not be deemed an assignment requiring VCJS’s consent hereunder. For purposes hereof, “control” shall mean (i) to have or acquire or have the right to acquire, directly or indirectly, beneficial ownership of more than 30% of the combined voting power of the then outstanding stock or equity interests of an entity, or (ii) to have majority voting control of the board of directors by reason of the fact that a majority of board members were proposed for election to the board by the party deemed to have control; provided, however, that SUB-LICENSEE shall remain jointly and severally liable for all of its obligations hereunder.

15.4

Waivers. The failure or delay of either party at any time to exercise any right under any provision of this Agreement shall not limit or operate as a waiver thereof.

15.5

Applicable Law and Disputes. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and all disputes shall be resolved by litigation in the state or federal courts of New York in New York City. The parties expressly consent to the jurisdiction of such courts and expressly waive any jurisdictional or venue defenses otherwise available to them and agree to accept service of process by mail.

15.6

Severability. If any provision of this Agreement is held by a court or arbitrator of competent jurisdiction not enforceable to its full extent, then such provision shall be enforced to the maximum extent permitted by law, and the parties hereto consent and agree that such scope may be modified by such court or arbitrator accordingly and that the whole of such provision of this Agreement shall not thereby fail, but that the scope of such provision shall be curtailed only to the extent necessary to conform to the law.

15.7

Further Assurances Each party agrees to execute and deliver all documents and to perform all further acts and to take any and all further steps that may be requested by the other party and are reasonably necessary to carry out the provisions of this Agreement and the transactions contemplated hereby.

15.8

Force Majeure. In the event VCJS or SUB-LICENSEE is unable to complete the performance of its obligations under the terms of this Agreement due to circumstances beyond its control, including, but not limited to, by reason of "acts of God", fires, strikes, accidents, embargoes, riots, floods, earthquakes, wars, governmental actions, such party shall be entitled to suspend the Term of this Agreement as well as the performance of the services to be provided by the other party hereunder for a period equal to the period during which such party is unable to commence or complete performance of its obligations for any of the reasons set forth herein. In the event that one party’s performance is suspended for a period of one hundred twenty (120) days, the other party shall have the right to terminate the Agreement upon thirty (30) days written notice.

15.9

Interpretation; Headings; Language. This Agreement shall be interpreted to give VCJS control of the Licensed Property. Any uncertainty or ambiguity with respect to any provision of this Agreement shall not be construed for or against any party based on attribution of drafting to either party. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.10

Counterparts This Agreement or any amendment hereto may be executed in several counterparts and, as executed, shall constitute one agreement binding on all the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

15.11

Complete Agreement; Amendment. This Agreement (including the Schedules and Exhibits attached hereto and referenced herein) contains the entire agreement between the parties with respect to the subject matter hereof and shall incorporate any prior or contemporaneous agreements, representations, warranties, or other matters relating to the subject matter of this Agreement. The terms of this Agreement may be altered only in a writing signed by both parties.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Effective Date.

VCJS LLC

PARLUX FRAGRANCES, INC.

By:    /s/ Joseph L. Kelly Jr.

By:   /s/ Neil J. Katz

Name: Joseph L. Kelly Jr.

Name: Neil J. Katz

Title:  Chief Financial Officer

Title: Chairman and CEO

SCHEDULE A

1.

Licensed Trademarks

The following are the Licensed Trademarks:

(a)

JESSICA SIMPSON (Signature). Serial number 78907170. Application filed on June 13, 2006. Applicant: With You, Inc.:

(b)

JESSICA SIMPSON (Standard Character). Serial number 78748561. Application filed on November 7, 2005. Applicant: With You, Inc.

In addition to the foregoing, the Licensed Trademarks shall include all other current and future trademarks that VCJS has the right to associate with Ms. Simpson.

The rights licensed are independent of any rights relating to any role or character that Ms. Simpson has played or may play in any motion picture or television show, which rights are specifically excluded from this Agreement. Ms. Simpson shall not promote or license any other fragrance products other than the Sub-Licensed Products in the name of or in association with any role or character that she plays.

2.

Sub-Licensed Products

The Sub-Licensed products consist only of: fragrances and bath and body products namely, body lotions, body crème, body mist, hand crème, bath and shower gel, massage oil, dusting powder and bath soap, candles as well as seasonal or selected color items. SUB-LICENSEE shall have the right of first negotiation to add cosmetics, skin care and hair care products (collectively, the “Additional Products”) to the list of products comprising the Sub-Licensed Products within the Territory. Notwithstanding the foregoing, if VCJS does not sub-license the Licensed Property to SUB-LICENSEE in the cosmetics, skin care or hair care categories, VCJS will only be permitted to sub-license the Licensed Property in the cosmetics, skin care or hair care categories to other sub-licensees provided that any such sub-license shall be on terms (including any distribution restrictions) no less favorable to VCJS than the best offer made by SUB-LICENSEE.

3.

Territory

The Territory consists of: Worldwide

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4.

Distribution Channels and Pre-Approved Customers

SUB-LICENSEE shall have the right to all Distribution Channels, however, for the period from the First Sale Date of any Sub-Licensed Product through the end of the first calendar fourth quarter following such First Sale Date (the “Initial Launch Period”), which period must be at least five (5) months long, SUB-LICENSEE shall focus its distribution efforts and achieve at least seventy-five (75%) of its Net Sales in VCJS-approved department store and selected specialty stores and their related catalogs and websites, including the following approved department and specialty stores:

MACY’S
DILLARD’S
BELK
BON-TON/ CARSON PIRIE SCOTTS
BOSCOV’S
GOTTSCHALKS
VON MAUR
PERFUMANIA
ULTA
SAKS INC
NORDSTROM
LORD & TAYLOR
YOUNKERS
MILITARY EXCHANGE
STAGE STORES
DUNLAPS
CENTURY 21
ROGERS DEPARTMENT STORES
PARFUMERIE DOUGLAS
JC PENNEY/SEPHORA VICTORIA’S SECRET QVC/HSN

In addition to the department store and specialty store channel referred to above, during the Initial Launch Period, SUB-LICENSEE shall also be permitted to sell up to twenty-five (25%) percent of its Net Sales to non-department store customers in foreign countries, including duty free customers in foreign countries and at the United States borders, to the extent that such non-department store customers, if retailers, carry, or if wholesalers sell to retailers who carry, other celebrity prestige fragrance such as Paris Hilton, Sarah Jessica Parker, Britney Spears and/or Jennifer Lopez. The percentage of Net Sales permitted to be sold to non-department store customers in foreign countries during the Initial Launch Period shall be revisited by VCJS and SUB-LICENSEE following the Product Introduction Date after SUB-LICENSEE receives feedback from the department store and specialty store markets regarding the Sub-Licensed Products. The parties agree to negotiate in good faith to attempt to arrive at a different percentage mix during the Initial Launch Period in the event that such feedback from the department/specialty store market is negative or mixed.

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The above shall be deemed “Approved Customers” during the Initial Launch Period subject to the above percentage limitation and for any periods thereafter without percentage limitation for any Sub-Licensed Products.

Following the expiration of the Initial Launch Period, SUB-LICENSEE shall be permitted, without any percentage limitation, to sell to non-department store customers in the United States, including Northern Group, Inc. and its corporate affiliates such as its parent and sister companies, a list of which is annexed hereto as Schedule C, and duty free customers, to the extent that such non-department store customers, if retailers, carry, or if wholesalers sell to retailers who carry, other celebrity prestige fragrance such as Paris Hilton, Sarah Jessica Parker, Britney Spears and/or Jennifer Lopez, such customers being deemed Approved Customers during the period following the expiration of the Initial Launch Period.. SUB-LICENSEE shall secure distribution relationships with distributors in all significant countries outside the United States within 12 months following the initial launch of any Sub-Licensed Products.

Under no circumstances may the Distribution Channels include venue sales (e.g., at concerts, performances, etc. of Ms. Simpson) unless specifically authorized by VCJS, however where possible and appropriate VCJS will help sub-licensee to access those venues as well as things like the fan club for sampling purposes.

VCJS shall not grant other sublicenses for the Sub-Licensed Products bearing the Licensed Trademarks during the Term, but may utilize distributors for purposes of distributing the Sub-Licensed Products throughout the Territory.

5.

Term

This Agreement shall commence as of the Effective Date and shall extend for an initial term of five (5) years extending through and including the date that is five (5) years following the First Sale Date, (the “Initial Term”) (with the first contract year of the initial term extending from the Effective Date through the expiration of twelve (12) months following the First Sale Date). This Agreement may be extended through the date of expiration of the Master License (the “Extended Term”), if SUB-LICENSEE: (a) requests renewal in writing at least one hundred and eighty (180) calendar days but no more than two hundred twenty (220) calendar days before the expiration of the Initial Term; and (b) at the time it requests renewal and as of the end of the Initial Term, it is in compliance with all of its obligations hereunder; and (c) agrees that for each Contract Year of the Extended Term it will meet a minimum Net Sales requirement equal to 70% of the average of actual Net Sales for the immediately preceding two Contract Years, but in no event less than the Minimum Net Sales, Guaranteed Minimum Trademark Royalty and Guaranteed Minimum Marketing Fee requirements that had been in effect for Contract Year 5 of the Initial Term.

6.

Other Celebrity Licenses

As of the date hereof, SUB-LICENSEE acts as licensee for only the following celebrity licenses: Paris Hilton, Maria Sharapova and Andy Roddick.

7.

Fiscal Year

SUB-LICENSEE’s fiscal year-end is March 31.

8.

Marketing Fee(s)

A Guaranteed Minimum Marketing Fee having the following two components is required: the Pooled Marketing Fee component and the Advertising/Promotional Spend component. The Pooled Marketing Fee component shall equal (*) of Net Sales. The Advertising/Promotional Spend component shall equal at least

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(*) of Net Sales in each of the Contract Years (including a minimum of (*) of Net Sales to department stores in Contract Year 1 and (*) of Net Sales to department stores in Contract Year 2), and shall include, but not be limited to, the following items of expenditure:

Media-magazines print and /or scented

Television, newspaper, radio and/or billboard advertising

Point of sale materials (POS) i.e. testers, displays, sampling, blotters, gifts with purchase (including the free items included in seasonal value sets)

Coop advertising scented and/or unscented

In store events

Store commissions deducted by the retailer

Demonstration either paid direct or deducted by the retailer

Freelance/modeling personnel direct or deducted by the retailer

Retail Development Managers/Account coordinators

Public relations support either in house or third party

Training support either in-house or third party

Personal appearance/special event appearance-related expenses

The Pooled Marketing Fee component is payable as set forth in Section 11 below.

9.

Minimum Net Sales and Corresponding Minimum Payments

SUB-LICENSEE shall meet the following Minimum Net Sales and make the corresponding minimum guaranteed payments. Any overages in any given year can be applied against previous or future years.

Initial Term	Minimum Net Sales	Guaranteed Minimum Trademark Royalty	Guaranteed Minimum Marketing Fee
Contract Year 1	$ *	$ *	$ *
Contract Year 2	$ *	$ *	$ *
Contract Year 3	$ *	$ *	$ *
Contract Year 4	$ *	$ *	$ *
Contract Year 5	$ *	$ *	$ *

10.

Trademark Royalty

The Trademark Royalty shall equal * percent (*) of SUB-LICENSEE’s Net Sales.

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11.

Payment Schedule.

The Guaranteed Minimum Trademark Royalty and Guaranteed Minimum Marketing Fee are payable quarterly as follows:

Payment Date	Guaranteed Minimum Trademark Royalty	Guaranteed Minimum Marketing Fee	Combined
Upon Signing contract	$ *	$ *	$ *
Signing + 120 days	$ *	$ *	$ *
January 1,2008	$ *	$ *	$ *
February 1, 2008	$ *	$ *	$ *
April 1, 2008	$ *	$ *	$ *
July 1, 2008	$ *	$ *	$ *
October 1, 2008	$ *	$ *	$ *
January 1, 2009	$ *	$ *	$ *
April 1, 2009	$ *	$ *	$ *
July 1, 2009	$ *	$ *	$ *
October 1, 2009	$ *	$ *	$ *
January 1, 2010	$ *	$ *	$ *
April 1, 2010	$ *	$ *	$ *
July 1, 2010	$ *	$ *	$ *
October 1, 2010	$ *	$ *	$ *
January 1, 2011	$ *	$ *	$ *
April 1, 2011	$ *	$ *	$ *
July 1, 2011	$ *	$ *	$ *
October 1, 2011	$ *	$ *	$ *
January 1, 2012	$ *	$ *	$ *
April 1, 2012	$ *	$ *	$ *
July 1, 2012	$ *	$ *	$ *
October 1, 2012	$ *	$ *	$ *

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Advances

Upon execution of this Agreement, SUB-LICENSEE agrees to pay VCJS a non-refundable Advance against the Guaranteed Minimum Trademark Royalty of US$ * payable as follows:

Advance Toward	Guaranteed Minimum Trademark Royalty	Guaranteed Minimum Marketing Fee	Combined
Upon Signing contract	$ *	$ *	$ *
Signing + 120 days	$ *	$ *	$ *
January 1, 2008	$ *	$ *	$ *

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The Advances set forth are meant to be a restatement of, not in addition to, the first three installments of Guaranteed Minimum Trademark Royalty and Guaranteed Minimum Marketing Fee set forth in paragraph 11 above.

13.

Product Introduction/First Sale Dates

The Product Introduction Date for the Sub-Licensed Products in the United States shall be no later than January 15, 2008. The First Sale Date for the Sub-Licensed Products in the United States shall be no later than August 1, 2008. In the event that SUB-LICENSEE fails to meet the deadlines for either the Product Introduction Date or the First Sale Date by reason of events, acts or occurrences beyond the reasonable control of SUB-LICENSEE or by force majeure events (as defined in Section 15.8 of the Agreement), then the First Sale Date shall be deferred to October 15, 2008. The Product Introduction Dates and First Sale Dates for Sub-Licensed Products for countries in the Territory that are outside the United States shall be 12 months following the Product Introduction and First Sale Dates in the United States.

Personal Appearances.  Personal appearances by Ms. Simpson will be elevated in launch years and reduced in others. Unless otherwise agreed, the minimum number in each year shall be as follows:

Year 1 3 store personal appearances either in store or in QVC/HSN

Year 2 2 store personal appearances either in store or in QVC/HSN

Year 3 3 store personal appearances either in store or in QVC/HSN

Year 4 2 store personal appearances either in store or in QVC/HSN

Year 5 3 store personal appearances either in store or in QVC/HSN

(If an additional fee is to be charged to VCJS for any QVC/HSN appearance, VCJS will provide prior notice thereof to SUB-LICENSEE and if SUB-LICENSEE then decides to go forward with such QVC/HSN appearance, such fee will be passed through to and paid by SUB-LICENSEE.)

14.

Notices.

VCJS Addresses:

VCJS LLC

411 West Putnam Avenue

Greenwich, CT 06830

Attn: Joseph Kelly

Fax: 203-661-8982

With copy to:

Joseph T. Diaz, Esq.

VCJS LLC

411 West Putnam Avenue

Greenwich, CT 06830

Fax: 866-302-9326

Attn: Joseph T. Diaz

All royalty statements/ payments/should be sent to:

VCJS LLC

411 West Putnam Ave

Greenwich CT 06830

Attn: Deborah Grasso

Fax: 203-661-8982

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SUB-LICENSEE

PARLUX FRAGRANCES, INC.

3725 S.W. 30th Avenue

Ft. Lauderdale, FL 33312

Attn: Chief Executive Officer

Fax: 954-316-8155

With copy to:

PARLUX FRAGRANCES, INC.

3725 S.W. 30th Avenue

Ft. Lauderdale, FL 33312

Attn: Executive Vice President/COO

Fax: 954-316-8155

16.

SUB-LICENSEE agrees to assign its Vice President – Marketing with the responsibility for developing, launching and maintaining the Jessica Simpson brand and that one full time manager level employee who reports to the Vice President – Marketing will be responsible for the development, launch and maintenance of the Jessica Simpson brand.

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SCHEDULE B

LIMA Code of Business Practices

The International Licensing Industry Merchandisers’ Association, Inc. (“LIMA”) is committed on behalf of its member companies to the operation of factories manufacturing licensed Sub-Licensed Products in a lawful, safe, and healthful manner. It upholds the principles that no underage, forced, or prison labor* should be employed; that no one is denied a job because of gender, ethnic origin, religion, affiliation or association, and that factories comply with laws protecting the environment. Supply agreements with firms manufacturing licensed Sub-Licensed Products on behalf of LIMA members should also provide for adherence to these principles.

The role of LIMA is to inform, educate, and survey its members so that individual member companies can adhere to its Code of Business Practices. As an Association, it also acts to encourage local and national governments to enforce wage and hour laws and factory health and safety laws. Specific operating conditions that member companies are encouraged to meet and obtain contractor agreement in advance are as follows:

1) LABOR

a) That wages and overtime pay practices comply with the standards set by law, including the payment of compensation for overtime hours at such premium rates as is legally required in that country, but not less than at a rate equal to their regularly hourly compensation rate.

b) That working hours must exceed prevailing local work hours in the country where the work is to be performed, except with respect to appropriately compensated overtime; must not require in excess of a 60 hour week on a regularly scheduled basis; and must permit at least one day off in every 7 day period.

c) That no one under the legal minimum age is employed in any stage of manufacturing; that a minimum age of 14 applies in all circumstances, but notwithstanding the foregoing, that C138 Minimum Age Convention (1973) and C182 Worst Forms of Child Labor Convention (1999) of the International Labor Organization apply.

d) That no forced or prison labor is employed*, that workers are free to leave once their shift ends, and that guards are posted only for normal security reasons.

e) That all workers are entitled to sick and maternity benefits as provided by law.

f) That all workers are entitled to freely exercise their rights of employee representation as provided by local law.

2) THE WORKPLACE

a) That factories provide a safe and healthy working environment for their employees and comply with or exceed all applicable local laws concerning sanitation and risk protection.

b) That the factory is properly lighted and ventilated and that aisles and exits are accessible at all times.

c) That there is adequate medical assistance available in emergencies and that designated employees are trained in first aid procedures.

d) That there are adequate and well-identified emergency exits, and that all employees are trained in emergency evacuation.

e) That protective safety equipment is available and employees are trained in its use.

f) That safeguards on machinery meet or exceed local laws.

g) That there are adequate toilet facilities which meet local hygiene requirements and that they are properly maintained.

h) That there are facilities or appropriate provisions for meals and other breaks.

i) If a factory provides housing for its employees, it will ensure that dormitory rooms and sanitary facilities meet basic needs, are adequately ventilated and meet fire safety and other local laws.

j) That all employees are treated with dignity and respect and that no employee shall be subjected to any physical, sexual, psychological or verbal harassment or abuse.

k) That no mental or physical disciplinary practices are employed.

l) That factories shall recognize and respect the rights of employees to associate, organize and bargain collectively in a lawful and peaceful manner, without penalty or interference.

m) That factories shall not discriminate on the basis of race, religion, age, nationality, social or ethnic origin, sexual orientation, gender, political opinion or disability.

3. COMPLIANCE

a) The purpose of this Code is to establish a standard of performance, to educate, and to encourage a commitment to responsible manufacturing, not to punish.

b) To determine adherence, LIMA member companies will evaluate their own facilities as well as those of their contractors. They will examine all books and records and conduct on-site inspections of the facilities and request that their contractors follow the same practices with subcontractors.

c) An annual statement of compliance with this Code should be signed by an officer of each manufacturing company or contractor.

d) Contracts for the manufacture of licensed Sub-Licensed Products should provide that a material failure to comply with the Code or to implement a corrective action plan on a timely basis is a breach of contract for which the contract may be canceled.

e) Because of the great diversity in the kinds of licensed Sub-Licensed Products manufactured and the manufacturing methods used, as well as the wide range in factory sizes and numbers of employees, a rule of reason must be used to determine applicability of these provisions.

f) This Code should be posted or available for all employees in the local language.

___________

* Many countries recognize that prison labor is essential to the rehabilitation process. This provision prohibits the exportation of prison-made goods to countries that prohibit or restrict the importation of such goods.

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